October 19, 2010

Vishay Precision Group Secures $25 Million Line of Credit

Malvern, Pa. – Vishay Precision Group, Inc. (NYSE: VPG), a leading producer of sensors based on resistive foil technology and sensor-based systems, today announced the Company has entered into a credit agreement with its agent, JPMorgan Chase Bank, N.A. and joint bookrunner RBS Citizens, N.A.. The banks provided a multi-currency revolving credit facility in an aggregate principal amount of $25 million.

Vishay Precision Group’s CEO Ziv Shoshani commented, “The establishment of this significant financial relationship completes the first milestone of our strategic plan. In addition to the $25 million facility, the credit agreement also permits us to establish a $15 million credit facility secured with certain Israeli assets.” He concluded, “Combined with our strong cash position, we will have ample funding for our working capital needs and potential acquisitions for the foreseeable future.”

About Vishay Precision Group

Vishay Precision Group produces sensors based on resistive foil technology, and sensor-based systems. We provide vertically integrated products and solutions for multiple growing markets in the areas of stress, force, weight, pressure and current measurements. As a spin-off from Vishay Intertechnology, we have a decades-long track record of innovation in foil precision resistors (a technology we invented), current sensors, and strain gages, which has served as a foundation for our more recent expansion into strain gage instrumentation, load cells and transducers, weighing modules, and complete systems for process control and on-board weighing.

Caution Concerning Forward Looking Statements

In addition to historical statements, this press release contains statements relating to future events and our future results. These statements are "forward-looking" statements within the meaning of the Private Securities Litigation Reform Act of 1995, and include, but are not limited to, statements that relate to securing an additional credit facility and making strategic acquisitions. While these forward-looking statements represent our judgments and future expectations concerning our business, a number of risks, uncertainties and other important factors could cause actual developments and results to differ materially from our expectations. These factors include, but are not limited to: difficult global economic conditions, which could result in, among other things, sharply lower demand for the Company's products, and disruption of capital and credit markets; the risk of failure to successfully manage our operations; the risk that anticipated customer orders may not materialize or that orders received may be postponed or canceled, generally without charges; the risk that we may not be able to develop and manufacture new products and product enhancements on a timely and cost effective basis; acts of terrorism and violence; risks, such as changes in trade regulations, currency fluctuations, political instability and war, associated with a substantial foreign customer and supplier base and substantial foreign manufacturing operations; and the factors listed or discussed in the Vishay Precision Group, Inc. Registration of Securities on Form 10 and our other filings with the Securities and Exchange Commission.

SOURCE: Vishay Precision Group, Inc.

Contact:
Vishay Precision Group, Inc.
Sr. Mgr. Investor Relations
Michael Sheaffer
+1 484-321-5327
Investors@VishayPG.com